Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (No. 333-111355, as amended, 333-133265 and 333-168894) of Caterpillar Inc. of our report dated June 28, 2018 relating to the financial statements and supplemental schedule of the Caterpillar 401(k) Retirement Plan, which appears in this Form 11-K.

/s/ PricewaterhouseCoopers LLP

Peoria, Illinois
June 28, 2018